Exhibit 99.2

Levere Holdings Corp. Completes Initial Public Offering

Company Will Seek to Leverage its Expertise and Network to Enable a Mobility Leader in Europe that can Shape the Transportation Revolution

Backed by Goggo Network GmbH and Led by Martin Varsavsky, CEO and Chairman, Yasmine Fage, COO, and Stefan Krause, CIO and CFO

BERLIN, March 23, 2021 – Levere Holdings Corp. (the “Company“) today announced the closing of its initial public offering (“IPO”) of 25,000,000 units at $10.00 per unit. The Company’s units began trading on the Nasdaq Capital Market (“NASDAQ”) under the ticker symbol “LVRAU” on March 19, 2021.

Each unit issued in the IPO consists of one share of Class A common stock and one-third of a warrant, exercisable at $11.50. Only whole warrants were exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ under the symbols “LVRA” and “LVRAW”, respectively.

Martin Varsavsky, Chairman and CEO of Levere Holdings Corp., said, “We are excited about this important milestone and grateful for the support received from a distinguished set of investors who share our vision of enabling a mobility leader in Europe that can shape the transportation revolution. We believe that the depth of our collective expertise, our entrepreneurial track record and expansive network will be instrumental in achieving the Company’s objectives and advancing mobility.”

Mr. Varsavsky continued, “Tomorrow’s mobility will look fundamentally different than today’s. The sector’s secular trends, such as autonomous driving and the electrification of vehicles, will fundamentally reshape the world of mobility. Being at the forefront of this transformation requires capital. Our listing is a powerful accelerator for advancing mobility in Europe.”

Stefan Krause, CIO and CFO, said, “I am very excited to be part of this team and to enable European companies to compete in the future global mobility ecosystem.” Yasmine Fage, COO, added, “We believe that the deep expertise and focus of our team, and of our board members and advisors in the mobility sector, will allow us to bring a distinctive value proposition to companies in Europe. We will truly support these companies in their transformation to being global champions.”

A registration statement relating to these securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. acted as joint book-running managers in the offering.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Levere Holdings Corp.

Levere Holdings Corp. is a special purpose acquisition company sponsored by Goggo Network GmbH. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses within the mobility industry (focusing on the development of autonomous driving, connected vehicles, mobility services and electric vehicles), with a presence in EMEA or high potential for an EMEA entrance or those who would benefit from being deployed in EMEA to then expand to different regions. The Company is led by Martin Varsavsky, CEO and Chairman, Yasmine Fage, COO and Director, and Stefan Krause, CIO and CFO.

About Goggo Network GmbH

Goggo Network is a European-based mobility start-up formed to accelerate the mobility transition in Europe. Goggo’s vision is to provide all people with autonomous, electric and shared mobility solutions through the creation of Autonomous Mobility Networks in Europe. The venture strives to lead the driverless revolution in order to solve the transportation challenges of today: heavy traffic, pollution, universal access or efficient use of public resources. Goggo was founded by Martin Varsavsky and Yasmine Fage and is backed by Axel Springer Digital Ventures and Softbank.

Media Contacts

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com

+1 212 521 4800

Knut Engelmann

Kekst CNC

knut.engelmann@kekstcnc.com

+49 174 234 2808